SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF

SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Wellman, Inc.

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(Exact Name of Registrant as Specified in Its Charter)

Delaware --------------------------------------------------- (State of Incorporation or Organization	04-1671740 ------------------------------------------- (I.R.S. Employer Identification no.)
595 Shrewsbury Avenue, Shrewsbury, New Jersey -------------------------------------------------------------- (Address of Principal Executive Offices)	07702 --------------------- (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. / /

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. /X/

Securities to be registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS TO BE SO REGISTERED --------------------------------	NAME OF EACH EXCHANCE ON WHICH EACH CLASS IS TO BE REGISTERED -------------------------------------------------------
Rights to Purchase Common Stock -------------------------------------------	New York Stock Exchange ---------------------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act: none

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

On August 14, 2001, the Board of Directors of Wellman, Inc. (the "Company") approved a Shareholder Rights Plan to replace its previous Shareholder Rights Plan that expired on August 5, 2001. In connection with the new plan, the Board also approved a Rights Agreement, to be dated as of August 31, 2001 (the "Rights Agreement"), between the Company and First Union National Bank, as Rights Agent (the "Rights Agent"). Under the terms of the Rights Agreement, each Right, when exercisable, will entitle the registered holder to purchase from the Company one share of the Company's Common Stock, $.001 par value per share (the "Common Stock"), at an exercise price of $60 per share, subject to certain adjustments (the "Purchase Price"). The Rights are not exercisable until the earlier to occur of the 10th day after a public announcement by the Company that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of the Common Stock (an "Acquiring Person") or the 10th day, or such later time as may be determined by the Company's Board of Directors prior to such time as there exists an Acquiring Person, following the commencement of a tender or exchange offer that would result in any person or group beneficially owning 20% or more of the outstanding shares of the Common Stock.

If anyone becomes an Acquiring Person, the Rights would give holders, other than the Acquiring Person and its transferees, the right to buy at the Purchase Price Common Stock with a market value of twice the Purchase Price. The Board of Directors of the Company may, at its option, instead exchange the Rights, other than those held by an Acquiring Person or its transferees, for shares of Common Stock or Common Stock equivalents at an exchange ratio of one share of Common Stock per Right, subject to certain adjustments.

In the event of a merger or consolidation of the Company or the sale or transfer of 50% or more of the Company's assets after the Rights become exercisable, each Right will be converted into the right to purchase, for the Purchase Price, common stock of the acquiring person or its ultimate parent company with a market value of twice the Purchase Price.

The Rights will expire on August 31, 2011. At any time until there is an Acquiring Person, the Company may redeem the Rights at $.01 per share.

The foregoing description of the Rights is qualified in its entirety by reference to the full text of the Rights Agreement filed as an exhibit hereto and incorporated herein by reference. Copies of the Rights Agreement are available free of charge from the Company.

ITEM 2. EXHIBITS.

No.	Description
4	Rights Agreement, dated as of August 31, 2001, between the Company and First Union National Bank, as Rights Agent

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WELLMAN, INC.

By: /s/ Keith Phillips

Keith Phillips

Chief Financial Officer

Date: August 23, 2001

INDEX TO EXHIBITS

No.	Description
4	Rights Agreement, dated as of August 31, 2001, between the Company and First Union National Bank, as Rights Agent